EXHIBIT 23.3

[LETTERHEAD OF RYDER SCOTT COMPANY, L.P.]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Chaparral Energy, Inc. (the “Registration Statement”) of our summary report dated March 10, 2008 included as Exhibit 99.1 to the Annual Report on Form 10-K (the “Annual Report”) of Edge Petroleum Corporation (“Edge”) in respect of our reserve report relating to the oil and gas reserves and revenues of certain interests of Edge as of December 31, 2007 and of the data extracted from such report appearing in “Items 1 and 2. Business and Properties” under the caption “Oil and Natural Gas Reserves” and in “Note 22. Supplementary Financial Information on Oil and Natural Gas Exploration, Development and Production Activities (unaudited)” of Edge’s Consolidated Financial Statements for the year ended December 31, 2007, each contained in the Annual Report. We hereby consent to (1) all references to such reports and/or this firm in the Annual Report, (2) all references to such reports and/or to this firm in the Registration Statement and (3) our being named as an expert in the Registration Statement.

/s/ Ryder Scott Company, L.P.

Houston, Texas

August 15, 2008